Exhibit 10.47

BHC INTERIM FUNDING III, L.P.

444 Madison Avenue, 25th Floor

New York, NY 10022

Attention: Gerald H. Houghton, Managing Partner

Facsimile: (212) 753-7730

Dated as of January 2, 2012

Ladies and Gentlemen:

BHC Interim Funding III, L.P., a Delaware limited partnership (the “Holder”) confirms, and, assuming that the Holder has not transferred any of the Warrants (as defined below) or any beneficial interest therein since the original issuance of the Warrants on June 18, 2009, Corsair Components, Inc. (“Components”) confirms, that the Holder is the holder of all of the outstanding warrants (as amended from time to time, the “Warrants”) to purchase shares of common stock, par value $0.0001 per share (“Components Common Stock”), of Components issued under the Loan and Security Agreement dated as of June 18, 2009 between the Holder and Corsair Memory, Inc. (“Memory”). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Warrants, except that, for purposes of this letter agreement, the term IPO shall refer only to clause (i) of the definition of IPO in the Warrants.

The parties hereto confirm and agree that the Warrants have been amended by the letter agreement dated as of March 31, 2010 (the “First Amendment”) between Memory and the Holder, the letter agreement dated as of July 12, 2010 (the “Second Amendment”) between Memory and the Holder, and the letter agreement dated as of March 31, 2011 (the “Third Amendment” and, together with the First Amendment and the Second Amendment, the “Prior Amendments”) between Memory (or, in the case of the Third Amendment, Components) and the Holder, and are being further amended by this letter agreement.

Components hereby represents and warrants to Holder that, on November 22, 2010, Memory effected a corporate reorganization (the “Reorganization”) pursuant to which a wholly-owned subsidiary of Components was merged with and into Memory, with Memory being the surviving corporation and thereby becoming a wholly-owned subsidiary of Components, and, as a result of the Reorganization, each share of Memory’s common stock, par value $0.0001 per share (“Memory Common Stock”) outstanding at the time of the Reorganization was converted into one share of Components Common Stock and the Warrants in turn became exercisable for shares of Components Common Stock pursuant to Article IV of the Warrants.

Components represents and warrants to Holder that, on May 6, 2011, Components repurchased a total of 5,727,875 shares of Components Common Stock from the owners thereof, on December 9, 2011 Components repurchased a total of 8,119,568 shares of Components Common Stock from the owners thereof, on December 29, 2011 Components repurchased a total of 124,715 shares of Components Common Stock from its employee stock ownership plan and on January 2, 2012 Components repurchased 716,314 shares of Components Common Stock from Paul D. McGuire, a former executive officer (collectively, the “Repurchased Shares”).

In consideration of the benefits that will inure to the Holder from the repurchase of the Repurchased Shares and to the Holder and the Company from the Reorganization and if the Company completes an IPO, the Company and the Holder hereby agree as follows:

1.        The parties hereto confirm and agree that, pursuant to Section 4.1(a) of the Warrants, as a result of the Reorganization, the Warrants (which, prior to the Reorganization, were warrants to purchase shares of Memory Common Stock at an exercise price of $0.55 per share) became and are now warrants to purchase a like number of shares of Components Common Stock at an exercise price of $0.55 per share (subject to adjustment as provided in the Warrants), all on the terms and subject to the conditions set forth in the Warrants. Components represents and warrants that since the date of the issuance of the Warrants, other than as stated in this paragraph 1, no event has occurred that has triggered an adjustment to the Warrant Shares or the exercise price of the Warrants pursuant to Article IV of the Warrants.

2.        The Warrants and the Prior Amendments are amended, effective from and after the effective date of the Reorganization, by changing all references to “Corsair Memory, Inc.” appearing therein to refer instead to “Corsair Components, Inc.” and so that all references therein to the “Company” shall be deemed to mean and refer to Corsair Components, Inc. and not to Corsair Memory, Inc., in each case except as expressly provided in the remainder of this Section 2 and elsewhere in this letter agreement, and the Warrants and the Prior Amendments are further amended as follows (it being understood and agreed that all references to “Corsair Memory, Inc.” appearing in the remainder of this Section 2 shall be deemed to refer to Corsair Memory, Inc. and not to Corsair Components, Inc.):

(a)    All references to the “Company” or “Common Stock” appearing in the penultimate sentence of Section 1.4 of the Warrants shall be deemed to refer to Corsair Memory, Inc. and to Memory Common Stock, respectively;

(b)    Clause (b) of the second sentence of the first paragraph of Section 1.1 of the Warrants is deleted and replaced with the following: “(b) so long as this Warrant is being exercised for at least 25,000 Warrant Shares, by a “cashless exercise” of this Warrant, in which event the Holder shall receive from the Company the number of Net Shares (as defined below) computed using the following formula and the Company will retain, in payment of the aggregate Exercise Price for the Warrant Shares with respect to which this Warrant is being exercised on a cashless basis, the number of Warrant Shares equal to the excess of the Gross Shares (as defined below) over the Net Shares:

NS = GS – (GSxEP)
FMV

where:

NS =	the number of Warrant Shares to be issued to the Holder (the “Net Shares”);

GS =

the number of Warrant Shares with respect to which this Warrant is being exercised (inclusive of the Warrant Shares retained by the Company in payment of the aggregate Exercise Price) (the “Gross Shares”);

FMV =	the Fair Market Value of one share of Common Stock on the Business Day immediately prior ot the date of such exercise; and

EP =	the Exercise Price.

“In the event that the Holder effects a cashless exercise of this Warrant in order to sell Warrant Shares in the Company’s initial public offering of Common Stock, then, anything herein to the contrary notwithstanding, for purposes of the foregoing formula and the following sentence, the Fair Market Value of one share of Common Stock shall be equal to the initial public offering price per share of Common Stock in such offering, as set forth on the cover page of the final prospectus. No fractional shares shall be issued upon exercise of this Warrant and, in the event that any fractional share would be issuable on exercise, the number of Warrant Shares to be issued shall be rounded down to the nearest whole share and, in lieu of issuing such a fractional share, the Company shall pay the Holder in cash the amount computed by multiplying such fraction by the Fair Market Value of one share of Common Stock on the Business Day immediately prior to the date of such exercise. In the event of an adjustment in the number of Warrant Shares issuable upon exercise of this Warrant pursuant to the terms hereof, then the 25,000 shares referred to above shall simultaneously be proportionately adjusted.”

(c)    Section 3.1 of the Warrants is amended by deleting the words “held on the Closing Date” appearing in clause (a) of the definition of “Change of Control” and replacing those words with “held immediately following the time that Corsair Memory, Inc. became a wholly-owned subsidiary of the Company”, and Components hereby represents and warrants to Holder that Andrew J. Paul was a Director, President and Chief Executive Officer of Memory and of Components at the time of the Reorganization and at the time of this Amendment;

(d)    Clause (b) of the definition of “Change of Control” in Section 3.1 of the Warrants is amended and restated to read in full as follows: “(b) the sale, assignment or other transfer of any Capital Stock in the Company if after the consummation of such sale, transfer, or disposition (or proposed sale, transfer, or disposition) for any reason other than the death or Disability of any of Andrew Paul, John S. Beekley or Don Lieberman, Andrew Paul, John S. Beekley and Don Lieberman, collectively shall cease to own and/or to have the power to vote, at least fifty-one percent (51%) of the outstanding voting Capital Stock of the Company;”;

(e)    Section 3.1 of the Warrants is amended by deleting the words “(exclusive of any nominal amount of qualifying Capital Stock held by any member of the Board of the Company)” appearing in clause (c) of the definition of “Change of Control” and replacing those words with “(exclusive of any nominal amount of qualifying Capital

Stock held by any members of the board of directors of the Company or any of its subsidiaries and except for less than 0.5% of the outstanding Capital Stock of Corsair Memory S.A., a Swiss company)”, and the Holder hereby agrees that any failure of Components or Memory to own up to 0.5% of the outstanding Capital Stock of Corsair Memory S.A., a Swiss company, did not and will not constitute a “Change of Control”;

(f)    Section 3.1 of the Warrants is amended by deleting the words “the Closing Date” appearing in subclause (i) and subclause (x) of clause (d) of the definition of “Change of Control” and replacing those words with “immediately following the time that Corsair Memory, Inc. became a wholly-owned subsidiary of the Company”, and Components hereby represents and warrants to Holder that the persons who were the directors of Memory at the time of the Reorganization were the same persons who were the directors of Components at the time of the Reorganization and no change in the directors of the Company since the Reorganization has constituted a Change of Control under such clause (d) (as amended hereby);

(g)    Section 3.1 of the Warrants is amended by deleting the words “the Board of the Company by a majority of the members of the Board” appearing in subclause (ii) of clause (d) of the definition of Change of Control and replacing those words with “the Board of the Company or, through and including the time of the Reorganization, the Board of Corsair Memory, Inc. by a majority of the members of such Board”;

(h)    Section 4.3 of the Warrants is amended by deleting the words “the Company’s existing equity compensation plans” appearing in the fifth and sixth lines thereof and replacing those words with “the Corsair Memory, Inc.’s equity compensation plans existing on the date the Warrant was originally issued, which plans have been assumed (expressly or by operation of law) by the Company and constitute Company plans”, and Components hereby represents and warrants to Holder that, in connection with the Reorganization, Components assumed (expressly or by operation of law) the obligations of Memory under such plans;

(i)    Article IV of the Warrants is amended by adding a new Section 4.5 to read in full as follows: “4.4 Fractional Shares. If any adjustment or readjustment in the shares of Common Stock issuable on exercise of this Warrant would result in this Warrant being exercisable for a fractional share of Common Stock, the Company may, at its option, round the number of Warrant Shares issuable upon exercise of this Warrant down to the nearest whole share upon payment to the Holder of cash in an amount equal to the applicable fraction multiplied by the excess of the Fair Market Value of one share of Common Stock on the effective date of the transaction giving rise to such adjustment or readjustment over the Exercise Price per share”;

(j)    The reference to the “Company” appearing in the definition of “Loan and Security Agreement” in Article VI of the Warrants shall be deemed to refer to Corsair Memory, Inc.;

(k)    Section 7.13 of the Warrants is amended by deleting the words “Andrew Paul, Nicholas Hawkins, Don Lieberman, or John S. Beekley” appearing in the fourth and fifth lines of such Section and replacing such words with “Andrew Paul or Nicholas

Hawkins” and by deleting the words “held by such individual as of the date hereof” appearing in the fifth and sixth lines of such Section and replacing such words with “held by such individual immediately following the time that Corsair Memory, Inc. became a wholly-owned subsidiary of the Company”, and the Holder hereby agrees that the failure to notify the Holder that Don Lieberman ceased to be an officer of Memory did not constitute a breach of the Warrants under Section 7.13 of the Warrants, and Components hereby represents and warrants to Holder that at the time of the Reorganization Andrew Paul and Nicholas Hawkins held the same positions with Components as they did with Memory;

(l)    All references to “Corsair Memory, Inc.” and the “Company” in the first sentence of the First Amendment and in Section 12 of the First Amendment shall be deemed to refer to Corsair Memory, Inc.;

(m)    All references to “Corsair Memory, Inc.” and the “Company” in the first sentence of the Second Amendment shall be deemed to refer to Corsair Memory, Inc.;

(n)    All references to “Corsair Memory, Inc.”, the “Company” and “Corsair Memory” in the first and second paragraphs of the Third Amendment shall be deemed to refer to Corsair Memory, Inc.; and

(o)    All references to “971,414” Warrant Shares or shares in the First Amendment are amended to refer to “780,000” Warrant Shares or shares, as the case may be.

3.        The first paragraph of Section 1 of the First Amendment is amended and restated to read in full as follows:

“The Warrants are hereby amended, effective as of May 6, 2011, to provide that the total number of Warrant Shares as of any date shall be equal to the sum of (a) if such date is on or after May 6, 2011 and prior to December 9, 2011, 1,828,270 shares of Common Stock or, if such date is on or after December 9, 2011 and prior to December 29, 2011, 1,665,878 shares or, if such date is on or after December 29, 2011 and prior to January 2, 2012, 1,663,384 shares of Common Stock or, if such date is on or after January 2, 2012, 1,649,058 shares of Common Stock plus (b) the number of Additional Shares (as hereinafter defined) outstanding as of such date. For purposes of clarity, if any Warrants are exercised, then the number of Warrant Shares shall be determined as of the date of such exercise.”

Components represents and warrants that all of the Repurchased Shares were either (i) issued in exchange for shares of Memory Common Stock that were outstanding as of June 18, 2009, (ii) issued in exchange for shares of Memory Common Stock that were issued upon exercise of options that were outstanding as of June 18, 2009, or (iii) issued upon exercise of options to purchase Components Common Stock that were received in exchange for options to purchase Memory Common Stock that were outstanding as of June 18, 2009. Components represents and warrants that the 1,828,270 shares, 1,665,878 shares, 1,663,384 shares and 1,649,058 shares set forth above were calculated based upon the changes in its and Memory’s outstanding shares, warrants and options as set forth in Exhibit A hereto (including share repurchases on May 6, 2011, December 9, 2011, December 29, 2011 and January 2, 2012) and that such Exhibit A is true, accurate and complete for purposes of determining the number of Warrant Shares (excluding Additional Shares, as defined in the First Amendment) issuable under the Warrant as of May 6, 2011, December 9, 2011, December 29, 2011 and January 2, 2012 and the number of Additional Shares issuable under the Warrant as of January 2, 2012. As of January 2, 2012, the number of Additional Shares was 145,357 shares.

4.        The second paragraph of Section 1 of the First Amendment is amended by adding the following at the end of such paragraph (it being understood and agreed that the reference to “Corsair Memory, Inc.” appearing below in this Section 4 shall be deemed to refer to Corsair Memory, Inc. and not to Corsair Components, Inc.):

“As used in the immediately preceding sentence, (1) all references to the “Company” shall be deemed to mean, as of any date during the period beginning on and including April 1, 2010 to but excluding the Effective Time (as hereinafter defined), Corsair Memory, Inc. and, as of the Effective Time or any time thereafter, the Company and (2) all references to “Common Stock” shall be deemed to mean, as of any date during the period beginning on and including April 1, 2010 to but excluding the Effective Time, the common stock of Corsair Memory, Inc. and, as of the Effective Time or any time thereafter, the Common Stock of the Company. For purposes of clarity, the parties hereto agree that any and all shares of Common Stock, warrants, options or rights to acquire any shares of Common Stock or convertible securities of the Company issued in exchange for or upon cancellation or in lieu of shares of common stock, warrants, options or rights to acquire shares of common stock or convertible securities of Corsair Memory, Inc. as a result of or in connection with the merger of Corsair Memory, Inc. with and into a wholly-owned subsidiary of Corsair Components, Inc. shall be disregarded in calculating the number of Additional Shares. As used in this paragraph, the term “Effective Time” means the time as of which Corsair Memory, Inc. became a wholly-owned subsidiary of the Company.”

Components hereby represents and warrants to Holder that prior to the Reorganization, it had issued one share of its common stock to Memory, and that such share was canceled and retired in connection with the Reorganization.

5.        Section 4 of the First Amendment is amended by adding the words “and any other amendments to the Warrants” in the third line of such Section immediately after the words “this letter agreement” and immediately before the words “to the same extent”.

6.        Section 14 of the First Amendment is amended by deleting the words “contemporaneously with the execution of this Agreement” appearing in the first and second lines of such Section and replacing those words with “promptly following a request by the managing underwriters of the IPO”.

7.        Section 1 of the Third Amendment is deleted, effective as of the time that Memory became wholly-owned subsidiary of Components, and Section 2 of the Third Amendment is amended and restated to read in full as follows:

“All references to “March 31, 2011” in the First Amendment (except for date of the First Amendment itself and the reference in Section 7 of the First Amendment) shall be deleted and replaced with references to “June 30, 2012.”

8.        The Holder agrees that, notwithstanding the provisions of Section 1.4 of the Warrant to the contrary, the Company may, without the consent of any Holder of Warrants, change the par value of the Common Stock in connection with the IPO.

9.        The Holder waives any requirement under Section 4.4 of the Warrants that the Company provide the Holder a certificate showing the adjustment to the shares issuable upon exercise of the Warrants as a result of the Reorganization.

10.        The Holder agrees that the sale by Andrew Paul, John S. Beekley and Don Lieberman of Common Stock to Components on May 6, 2011 and December 9, 2011 and of Common Stock and warrants to purchase Common Stock to Keating Capital, Inc., Lazarus Investment Partners LLLP and Cambridge Capital II LLC (collectively, the “Investors”) on July 6, 2011, the instruments and agreements entered into in connection with such sales and such issuance, and any transfers of Common Stock to the Investors upon exercise of such warrants did not and will not constitute a “Change of Control” pursuant to clause (b) of the definition of such term in Section 3.1 of the Warrants.

11.        If the Conditions (as defined in the First Amendment) are not fulfilled, then (x) the provisions set forth in Section 3 of this letter agreement shall be void and (y) the provisions of Sections 3, 4, 5 and 6 of this letter agreement shall automatically terminate.

12.        Except as amended hereby, the terms and provisions of the Warrants, as heretofore amended and supplemented by the Prior Amendments, shall remain in full force and effect.

13.        The parties hereto acknowledge and agree that there can be no assurance if or when the Company’s IPO will be completed or if or when the related registration statement will become effective and that if or when those events occur is subject to numerous uncertainties and that the Company may elect to abandon or postpone the IPO in its sole discretion.

14.        This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

Please evidence your agreement to the terms of this letter agreement and confirmation and acknowledgement of the matters set forth herein by signing this letter agreement in the space provided below.

Very truly yours,

CORSAIR COMPONENTS, INC.

By:	/s/ Nicholas Hawkins
	Name:	Nicholas Hawkins
	Title:	Chief Financial Officer

CORSAIR MEMORY, INC.

By:	/s/ Nicholas Hawkins
	Name:	Nicholas Hawkins
	Title:	Chief Financial Officer

Agreed, acknowledged and confirmed as of the date first written above

BHC INTERIM FUNDING III, L.P.

By: BHC Interim Funding Management III, L.P., its General Partner

By: BHC Investors III, L.L.C., its Managing Member

By: GHH Holdings III, L.L.C.

By:	/s/ Gerald H. Houghton
	Name:	Gerald H. Houghton
	Title:	Managing Member

Company: Corsair Components, Inc.

Date: January 2, 2012

Exhibit A

Warrants Schedule

Particulars		Number
Warrant shares issuable on June 18, 2009		1,942,827
Less: Adjustments
Shares Repurchased on May 6, 2011	(5,727,875)	(114,558)
		1,828,270
Shares Repurchased on December 9, 2011	(8,119,568)	(162,391)
		1,665,878
Shares Repurchased on December 29, 2011	(124,715)	(2,494)
		1,663,384
Shares Repurchased on January 2, 2012	(716,314)	(14,326)
Total (A)		1,649,058

Additional warrant shares issuable due to option grants on or after April 1, 2010 (net of cancellation including RSA)
From April 1, 2010 to November 30, 2010		60,737
From December 1, 2010 to September 30, 2011		41,619
From October 1, 2011 to January 2, 2012		43,001
Total (B)		145,357

Grand Total (A+B)		1,794,415

	Total	BHC 2%
Options
Options outstanding as of March 31, 2010	38,524,482
Options outstanding as of September 30, 2011	37,506,340
Options outstanding as of January 2, 2012	31,294,510
Options net of cancellations/ exercises	(7,229,972)	(144,599)

RSA Cancellation
April 1, 2010 to January 2, 2012	(457,863)	(9,157)

Additional Stock arising from the exercise of Options
April 1, 2010 to September 30, 2011	6,589,811	131,796
October 1, 2011 to January 2, 2012	8,365,823	167,316
Total		145,357